NEWS RELEASE

FOR IMMEDIATE RELEASE:	FOR MORE INFORMATION,
May 23, 2011	CONTACT:	David D. Brown
(276) 326-9000

First Community Bancshares, Inc. Announces Successful Capital Raise

Bluefield, Virginia – First Community Bancshares, Inc. (NASDAQ: FCBC) (www.fcbinc.com) (the “Company”) today announced that it completed, on May 20, 2011, a $19 million private placement of its 6.00% Series A noncumulative, convertible preferred stock.

“We are very pleased to have raised this level of growth capital in a limited private placement,” commented Chief Executive Officer John M. Mendez.  “This new capital adds to the foundation from which we will execute our strategic growth plan.   Opportunities abound in today’s marketplace, and with our strong capital and earnings profile, we are prepared to take advantage of those opportunities that offer strategic fit and strong returns.”

The Company limited the private placement to a small number of accredited investors.  The convertible preferred shares carry a dividend rate of 6%.  Each $1,000 liquidation value share of Series A preferred stock is convertible into 69 shares of First Community common stock at any time by the holder.  The Company may redeem the shares at par after three years and the preferred shares mandatorily convert after five years.

In total, the preferred shares are convertible into approximately 1.31 million shares of common stock with an equivalent common share value of $14.49 per share.  On an as-converted basis, tangible book value per common share increases to approximately $10.73 from $10.48 at March 31, 2011, with tangible book value accretion of 2.4%.

First Community recently reported first quarter operating results of $5.75 million, or $0.32 per diluted common share. The Company also reported continued strong asset quality ratios, including non-performing assets to total assets of only 1.11%.

The convertible preferred shares have not been registered under the Securities Act of 1933, as amended, and may not be offered or sold in the U.S. absent registration or an applicable exemption from the registration requirements. The Company will promptly prepare a registration statement for the registration of the underlying common shares.

Non-GAAP Presentations

The Company prepares its financial statements under the accounting principles generally accepted in the United States, or “GAAP.” However, this press release refers to certain non-GAAP financial measures that we believe, when considered together with GAAP financial measures, provides investors with important information regarding our operations performance. An analysis of any non-GAAP financial measure should be used in conjunction with results presented in accordance with GAAP.

Tangible book value is a non-GAAP financial measure that is defined as stockholders’ equity less goodwill and other intangible assets.

About First Community Bancshares, Inc.

First Community Bancshares, Inc., headquartered in Bluefield, Virginia, is a $2.24 billion financial holding company and is the parent company of First Community Bank, N. A. First Community Bank, N. A. operates through fifty-six locations in the four states of Virginia, West Virginia, North Carolina, and Tennessee. First Community Bank, N. A. offers wealth management services through its Trust & Financial Services Division and Investment Planning Consultants, Inc., a registered investment advisory firm which offers wealth management and investment advisory services. The Company’s Wealth Management Division managed assets with a market value of $893 million at March 31, 2011. The Company is also the parent company of GreenPoint Insurance Group, Inc., a full-service insurance agency headquartered in High Point, North Carolina, that operates ten offices. The Company’s common stock is traded on the NASDAQ Global Select Market under the symbol, “FCBC”. Additional investor information can be found on the Internet at www.fcbinc.com.

This news release may include forward-looking statements. These forward-looking statements are based on current expectations that involve risks, uncertainties and assumptions. Should one or more of these risks or uncertainties materialize or should underlying assumptions prove incorrect, actual results may differ materially. These risks include: changes in business or other market conditions; the timely development, production and acceptance of new products and services; the challenge of managing asset/liability levels; the management of credit risk and interest rate risk; the difficulty of keeping expense growth at modest levels while increasing revenues; and other risks detailed from time to time in the Company’s Securities and Exchange Commission reports, including but not limited to the Annual Report on Form 10-K for the most recent year ended. Pursuant to the Private Securities Litigation Reform Act of 1995, the Company does not undertake to update forward-looking statements contained within this news release.